INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement Nos. 33-64179 and 333-49647 of Chrysler Financial Company LLC (formerly Chrysler Financial Corporation) on Form S-3 of our reports dated January 22, 1998 appearing in the Annual Report on Form 10-K of Chrysler Financial Corporation for the year ended December 31, 1997 and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus, which is part of such Registration Statements.


October 26, 1998


The accompanying Post-Effective Amendment No. 1 to Registration Statements Nos. 33-64179 and 333-49647 reflects the merger of Chrysler Financial Corporation with and into Chrysler Financial Company LLC which is to be effected immediately prior to the effective date of this Amendment. The purpose of the merger is to change the form of organization of Chrysler Financial Corporation from a corporation into a limited liability company. The above consent is in the form which will be signed by Deloitte & Touche LLP upon consummation of the change in form of organization assuming that from October 16, 1998 to the date of such change no other events shall have occurred that would affect the financial statements and notes thereto incorporated by reference in this Amendment.

/s/ Deloitte & Touche LLP

October 16, 1998